Exhibit 10.1

February 1, 2016

Brian Piper

1029 Radley Drive

West Chester, PA 19382

Dear Brian,

On behalf of Medgenics, I am pleased to offer you a promotion to the position of Chief Financial Officer, reporting to me as CEO of Medgenics. The effective date of your promotion is February 9, 2016

The terms of your employment are as follows:

Compensation:

Annual Base Salary: $300,000 (paid in substantially equal semi-monthly installments), subject to withholding of taxes and other authorized deductions in accordance with the Company’s standard payroll practices. The base salary will be reviewed annually and subject to increase based on a recommendation from me, as the CEO of Medgenics and at the discretion of the Board.

Annual Incentive Bonus:

•	Subject to the terms of the company’s Annual Incentive Bonus program, provided that you continue in service through the end of the calendar year, you are eligible to receive a target bonus award of 50% of your annual base salary, which will be paid on or before March 15 of the calendar year next following the calendar year during which you earned the bonus. The amount of the award is subject to the evaluation of performance at the Company and individual levels, as well as any other performance criteria that apply to your position. You and the Company will work in good faith to agree upon your performance objectives prior to the start of each calendar year.

•	As stated above, bonuses will be paid on or before March 15 of the following year. Employees may opt to have the bonus award paid in Medgenics stock, which will be fully vested upon issuance, and will be priced as of the date that your cash bonus otherwise would have been paid. For 2016, subject the terms of the Company’s Annual Incentive Bonus Program, the applicable percentage for your target bonus will be pro-rated between the target bonus percentage for your period of service through February 9, 2016 and the 50% target bonus percentage applicable to your service as the Company’s Chief Financial Officer, based upon the number of days worked at Medgenics in each capacity for calendar year 2016.

401(k) Plan:

•	Medgenics is in the process of establishing a 401(k) plan with Vanguard which is expected to be available to employees later in 2016.

Benefits:

Employee and employee’s spouse and dependents will be eligible for the Company-provided health insurance plan as well as dental, vision, and life insurance. All matters of eligibility for coverage or benefits under any benefit plan shall be determined in accordance with the provisions of the plan. The Company reserves the right to change, alter, or terminate any benefit plan in its sole discretion.

Vacation: 20 days of paid vacation per calendar year, plus 5 days of paid leave per calendar year for continuing professional education (CPE), in addition to all designated company holidays, as administered in accordance with the Company’s standard vacation policy for similarly situated employees.

Severance: See Exhibit A.

Restrictive Covenants: See Exhibit B.

Employment at Will:

Employment with Medgenics is at will (subject to the severance and acceleration provisions noted above); that is, employment is not for any specific duration and may be terminated by either party at any time, with or without cause.

Please confirm your acceptance of this offer by signing this letter and Exhibit B. Please return a signed copy of each to me.

Kind regards,

Michael Cola

CEO Medgenics

I accept the offer of employment as set forth above.

Signature:	/s/ Brian Piper	Date:	February 1, 2016
Brian Piper

EXHIBIT A -- SEVERANCE

For purposes of this Exhibit A:

“Executive” means Brian Piper.

“Cause” means any of the following (in each case as determined by the Company’s Board of Directors (the “Board”) :

(1)           Executive’s conviction of, or plea of nolo contendere to, a crime of embezzlement or fraud or any felony under the laws of the United States or any state thereof;

(2)           An act of fraud, gross negligence, willful misconduct or dishonesty by Executive that could reasonably be expected to be materially injurious to the Company or an Affiliate;

(3)           A material breach by Executive of any of the provisions of the Agreement;

(4)           An act of moral turpitude by Executive that could reasonably be expected to lead to a material harm (financial or reputational) to the Company or an Affiliate; or

(5)           Executive’s alcoholism or illegal drug use or drug abuse.

“Good Reason” means the occurrence of any one of the following events, unless Executive agrees in writing that such event shall not constitute Good Reason:

(1)           A material and adverse change in the nature, scope, or status of Executive’s position, authorities, or duties; provided, however, that a change in title as a result of a merger or reorganization of the Company or an Affiliate, where Executive maintains a similar level of responsibility or oversight (including, where applicable, duties with respect to a public company officer or director), shall not constitute Good Reason or a breach of this Agreement;

(2)           A material reduction in Executive’s then-current Annual Base Salary, or a material reduction in Executive’s aggregate benefits or other compensation plans in effect immediately following the Effective Date;

(3)           A permanent relocation of Executive’s primary place of employment of more than 25 miles from initially-agreed place of employment, which relocation also causes Executive’s primary place of employment to be located further from Executive’s primary residence

Subject to Executive’s execution, delivery and non-revocation of a release (the “Release”) in form and substance satisfactory to the Company which becomes final and binding on or before the 28th day following Executive’s termination of employment (the “Termination Date”):

Termination With Good Reason or Without Cause. Executive shall be entitled to terminate his employment for Good Reason by giving at least 10 days’, but not more than 30 days’, prior written notice of termination to the Company, in which event the date specified in the notice of termination shall be deemed the Termination Date; provided, however, that (A) prior to giving such notice of Termination for Good Reason, Executive must give the Company written notice of the existence of any condition giving rise to Good Reason within 30 days of its initial existence and the Company shall have 30 days from the date of such notice in which to cure the condition giving rise to Good Reason, if curable, and if, during such 30-day period, the Company cures the condition giving rise to Good Reason, such condition shall not constitute Good Reason and (B) any Termination for Good Reason must occur within six months of the initial existence of the condition constituting Good Reason. The Company shall be entitled to terminate Executive’s employment for any reason that does not constitute Cause, or no reason, by giving at least 10 days’ prior written notice to Executive, in which event the date specified in the notice of termination shall be deemed the Termination Date. Upon a Termination by Executive for Good Reason or a Termination by the Company without Cause, Executive shall be entitled to the following:

(1)           A lump sum payment, payable on the 45th day following the Termination Date, in an amount equal to the sum of (x) Executive’s Annual Base Salary in effect on the Termination Date, and (y) the Target Bonus for the fiscal year in which the Termination Date occurs;

(2)           All unvested stock options then held be Executive shall immediately vest and all vested stock options shall remain exercisable through the earlier of the 24-month anniversary of the Termination Date or the original expiration date of the applicable stock option; and

(3)           Medical and Dental Benefit Continuation, as follows:

If Executive’s employment is terminated as provided in this Exhibit A, then, to the extent that Executive, Executive’s spouse or any of Executive’s dependents may be covered under the terms of any medical or dental plans of the Company (or an Affiliate) for active employees immediately prior to the Termination Date and provided Executive is eligible for and elects to continue coverage (under the health care continuation rules of COBRA, provided that if, on the Termination Date, the Company is not subject to COBRA, the Company shall provide for continuation coverage as if it were subject to COBRA for the entire period to which COBRA would have applied if the Company had been subject to COBRA (collectively for purposes of this Agreement, “COBRA”)), the Company shall provide Executive, his spouse and those dependents with coverage equivalent to the coverage in effect immediately prior to the applicable Termination Date for a period of up to 12 months following the Termination Date, such that Executive shall be required to pay, on a monthly basis, the same amount as Executive would pay if Executive continued in employment with the Company during such period (“Subsidized Coverage”) and thereafter Executive shall be responsible for the full cost of such continued coverage; provided, however, that Subsidized Coverage shall be provided as described above unless the Company determines, based on a written legal opinion of counsel, that the Company’s provision of Subsidized Coverage results in the violation of non-discrimination provisions of applicable law, as may be applicable to the Company, the imposition of a material additional tax or other material penalty being imposed on the Company (or an Affiliate) or any employee participating in such plans. If the Company makes such a determination, then the Company shall pay Executive an additional severance benefit equal to the cost to the Company of the Subsidized Coverage (had such Subsidized coverage been provided) to assist Executive with the cost of COBRA or, if not available, to assist Executive with the cost of comparable coverage for Executive and his eligible dependents. In the event Executive, his spouse or any of Executive’s dependents is or becomes eligible for coverage under the terms of any other medical and/or dental plan of a subsequent employer with plan benefits that are comparable to Company (or Affiliate) plan benefits, the Company’s and its Affiliates’ obligations under the Medical and Dental Continuation Benefits paragraph of this Exhibit A shall cease with respect to the eligible Executive, spouse and/or dependent. Executive and Executive’s dependents must notify the Company of any subsequent employment and provide information regarding medical and/or dental coverage available.

Code Section 409A.

To the extent any provision of this Exhibit A or action by the Company would subject Executive to liability for interest or additional taxes under Code Section 409A, it shall be deemed null and void, to the extent permitted by law and deemed advisable by the Company. It is intended that this Offer Letter and Exhibits will comply with Code Section 409A, and shall be administered accordingly and interpreted and construed on a basis consistent with such intent. Notwithstanding any provision to the contrary, no termination or similar payments or benefits shall be payable hereunder on account of Executive’s termination of employment unless such Termination constitutes a “separation from service” within the meaning of Code Section 409A. For purposes of Code Section 409A, all installment payments of deferred compensation made hereunder, or pursuant to another plan or arrangement, shall be deemed to be separate payments. To the extent any reimbursements or in-kind benefit payments under this Agreement are subject to Code Section 409A, such reimbursements and in-kind benefit payments shall be made in accordance with Treasury Regulation Section 1.409A-3(i)(1)(iv). This Agreement may be amended to the extent necessary (including retroactively) by the Company to avoid the application of taxes or interest under Code Section 409A, while maintaining to the maximum extent practicable the original intent of this Agreement. Notwithstanding any provision of this Agreement to the contrary, if Executive is determined to be a “Specified Employee” as of the Termination Date, then, to the extent required pursuant to Code Section 409A, payments due that are deemed to be deferred compensation shall be subject to a six-month delay following the Termination Date; and all delayed payments shall be accumulated and paid in a lump-sum payment as of the first day of the seventh month following the Termination Date (or, if earlier, as of Executive’s death), with all such delayed payments being credited with interest (compounded monthly) for this period of delay equal to the prime rate in effect on the first day of such six-month period. Any portion of the benefits hereunder that were not otherwise due to be paid during the six-month period following the Termination Date shall be paid to Executive in accordance with the payment schedule established herein.

EXHIBIT B – RESTRICTIVE COVENANTS

1.           Restrictive Covenants. Executive acknowledges that Executive has been and will continue to be provided intimate knowledge of the business practices, trade secrets, and other confidential and proprietary information of the Company (including the Confidential Information), which, if exploited by Executive, would seriously, adversely, and irreparably affect the interests of the Company and the ability of the Company to continue its business. Executive further acknowledges that, during the course of Executive’s employment with the Company, Executive may produce and have access to Confidential Information.

2.           Confidential Information. During the course of Executive’s employment and following a Termination:

Executive shall not directly or indirectly use, disclose, copy, or make lists of Confidential Information for the benefit of anyone other than the Company, except to the extent that such information is or thereafter becomes lawfully available from public sources, or such disclosure is authorized in writing by the Company, required by law, or otherwise as reasonably necessary or appropriate in connection with the performance by Executive of Executive’s duties to the Company.

If Executive receives a subpoena or other court order or is otherwise required by law to provide information to a governmental authority or other person concerning the activities of the Company or its Affiliates, or Executive’s activities in connection with the business of the Company or its Affiliates, Executive shall immediately notify the Company of such subpoena, court order, or other requirement and deliver forthwith to the Company a copy thereof and any attachments and non-privileged correspondence related thereto.

Executive shall take reasonable precautions to protect against the inadvertent disclosure of Confidential Information.

Executive shall abide by the Company’s policies, as in effect from time to time, respecting avoidance of interests conflicting with those of the Company and its Affiliates. In this regard, Executive shall not directly or indirectly render services to any person or Entity where Executive’s service would involve the use or disclosure of Confidential Information.

Executive shall not use any Confidential Information to guide Executive in searching publications or other publicly available information, selecting a series of items of knowledge from unconnected sources, and fitting them together to claim that Executive did not violate any terms set forth in this Agreement.

3.           Documents and Property. All records, files, documents, and other materials or copies thereof relating to the business of the Company or its Affiliates that Executive prepares, receives, or uses, shall be and remain the sole property of the Company and, other than in connection with the performance by Executive of Executive’s duties to the Company, shall not be removed from the premises of the Company or its Affiliates without the Company’s prior written consent, and shall be immediately returned to the Company upon a Termination, together with all copies (including copies or recordings in electronic form), abstracts, notes, or reproductions of any kind made from or about the records, files, documents, or other materials.

Executive acknowledges that Executive’s access to and permission to use the Company’s and its Affiliates’ computer systems, networks, and equipment, and all the Company and Affiliate information contained therein, is restricted to legitimate business purposes on behalf of the Company and reasonable personal use in accordance with the Company’s applicable policies and procedures. Any other access to or use of such systems, networks, equipment, and information is without authorization and is prohibited. The restrictions contained in this Paragraph 3 extend to any personal computers or other electronic devices of Executive that are used for business purposes relating to the Company or its Affiliates. Executive shall not transfer any Company or Affiliate information to any personal computer or other electronic device that is not otherwise used for any business purpose relating to the Company or an Affiliate. Upon a Termination, Executive’s authorization to access and permission to use the Company’s and its Affiliates’ computer systems, networks, and equipment, and any Company and Affiliate information contained therein, shall cease, and Executive shall delete any Company and Affiliate information from Executive’s personal computer or other electronic device.

4.           Non-Competition and Non-Solicitation. The primary service area of the Company’s business in which Executive will actively participate extends separately to each state in the United States and each country in which the Company or its Affiliates are actively engaged in or pursing business at the time of Executive’s termination of employment (the “Restricted Area”). Therefore, as an essential ingredient of and in consideration of the compensation and benefits (including the initial stock option award and the severance benefits) provided herein, this Agreement and Executive’s employment with the Company, Executive shall not, during Executive’s employment with the Company or during the Restricted Period, directly or indirectly do any of the following (all of which are collectively referred to in this Agreement as the “Restrictive Covenant”):

           (1)           Engage or invest in, own, manage, operate, finance, control, participate in the ownership, management, operation, or control of, be employed by, associated with, or in any manner connected with, serve as a director, officer, or consultant to, lend Executive’s name or any similar name to, lend Executive’s credit to or render services or advice to, in each case in the capacity (or any substantially similar capacity) that Executive provided services to the Company, any person, firm, partnership, corporation, other business entity, or trust that owns, operates, or is in the process of forming, a Competitor doing or planning to do business in the Restricted Area (as may be evidenced by being identified in a filing with any regulatory authority, if applicable); provided, however, that the ownership by Executive of shares of the capital stock of any Entity, which shares are listed on a securities exchange and that do not represent more than 2% of the Entity’s outstanding capital stock, shall not violate any terms of this Agreement;

           (2)           (A) Induce or attempt to induce any employee of the Company or its Affiliates to leave the employ of the Company or its Affiliates; (B) interfere with the relationship between the Company or its Affiliates and any employee of the Company or its Affiliates; or (C) induce or attempt to induce any customer, supplier, licensee, advisor, consultant, or other business relation of the Company or its Affiliates with whom Executive or any reporting employee had a business relationship to cease doing business with the Company or its Affiliates or interfere with the relationship between the Company or its Affiliates and their respective customers, suppliers, licensees, advisors, consultants or other business relations with whom Executive or any reporting employee had a business relationship.

           (3)           Serve as the agent, broker, or representative of, or otherwise assist, any person or entity in obtaining services or products from any Competitor within the Restricted Area, with respect to products, activities, or services that Executive or any reporting employee devoted time to on behalf of the Company or any Affiliate (or any substantially similar products, activities, or services) and that compete in whole or in part with the products, activities, or services of the Company or its Affiliates.

           (4)           Accept employment with, provide services to, or act in any other such capacity for or with any Competitor, if in such employment or capacity Executive would inevitably use or disclose the Company’s Confidential Information in Executive’s work or service for such Competitor.

5.           Works Made for Hire; Ownership of Company Work Product.

The Parties understand and agree that all work prepared by Executive for the Company or for its Affiliates shall be a Work Made For Hire as such phrase is defined under the U.S. Copyright laws, 17 U.S.C. § 101 et seq., and if such work does not qualify as a Work Made For Hire, Executive shall, and does, assign to the Company all of Executive’s right, title, and interest in and to the work, including all patent, copyright, trademark, and other proprietary rights thereto.  Executive waives and releases all moral rights in any of the works as Executive may possess by virtue of the Visual Artist’s Moral Rights Act of 1990 and various country or state laws of attribution, authorship, and integrity commonly referred to as Moral Rights Law.  Executive shall not assert any claim based upon such moral rights against the Company, the Affiliates, or any of their respective successors in interest or assigns.  Executive shall have no right, title, or interest in any of the work and shall not be entitled to any royalties or other proceeds received by the Company or its Affiliates from the commercialization in any manner of the work.

Executive hereby assigns to the Company any right, title, and interest in and to all Company Work Product that Executive may have, by law or equity, without additional consideration of any kind whatsoever from the Company or its Affiliates.

Executive shall execute and deliver any instruments or documents and do all further acts (including the giving of testimony and executing any applications, oaths, and assignments) requested by the Company (both before and after a Termination) in order to vest more fully in the Company or its Affiliates all ownership rights in the Company Work Product (including obtaining patent, copyright, trademark, or other intellectual property protection therefore in the United States and foreign countries).

The Company or its Affiliates shall at all times own and have exclusive right, title, and interest in and to all Confidential Information and Company Work Product, and the Company or its Affiliates shall retain the exclusive right to use, license, sell, transfer, and otherwise exploit and dispose of the same.  Executive acknowledges the Company’s or its Affiliates’ exclusive right, title, and interest in and to the Confidential Information and Company Work Product, and shall not contest, challenge or make any claim adverse to the Company’s or its Affiliates’ ownership of or the validity of the Confidential Information and Company Work Product, any future application for registration or registration thereof, or any rights of the Company or its Affiliates therein, or which, directly or indirectly, may impair any part of the Company’s or its Affiliates’ right, title, and interest therein.

To the extent required by applicable state statute, this Paragraph 6 shall not apply to an invention for which no equipment, supplies, facility, or trade secret information of the Company or its Affiliates was used and that was developed entirely on Executive’s own time, unless the invention (i) relates to the business of the Company or an Affiliate or to the Company’s or an Affiliate’s actual or demonstrably anticipated research or development or (ii) results from any work performed by Executive for the Company or an Affiliate.

6.           Consent and Release. From time to time, the Company’s business locations may be the subject of a Promotional Work.  Executive acknowledges that Executive is aware that Executive’s name, image, and likeness may be captured in such Promotional Work, and hereby consents and agrees that the Company may use Executive’s name, image, and likeness as captured in the Promotional Work in any manner, in connection with the Company’s products and services, and, at all times, the Company, its Affiliates, and, without limitation, their respective customers, successors, licensees, and assigns, may continue to use the Promotional Work that includes Executive’s name, image, or likeness.  Executive, Executive’s heirs, predecessors, successors, assigns, and all affiliated entities hereby fully and finally release, remise, and forever discharge the Company, its Affiliates, their respective predecessors, successors, assigns, and all affiliated entities, and each of their respective directors, officers, members, shareholders, partners, employees, customers, agents, and attorneys, to the extent that such apply, of and from any and all manner of actions, causes of action, losses, claims, demands, liabilities, obligations, suits, debts, sums of money, accounts, reckonings, bonds, bills, specialties, covenants, controversies, agreements, promises, variances, trespasses, damages, judgments, and executions, in law or in equity, that arise out of or are related to the Company’s or its Affiliates’ use of a Promotional Work that includes Executive’s name, image, or likeness.

7.           Company Proprietary and Intellectual Property. The Company or its Affiliates shall at all times own and have exclusive right, title, and interest in and to all Company Proprietary and Intellectual Property, and the Company or its Affiliates shall retain the exclusive right to use, license, sell, transfer, and otherwise exploit and dispose of the same.  Executive acknowledges the Company’s or its Affiliates’ exclusive right, title, and interest in and to Company Proprietary and Intellectual Property, and shall not contest, challenge, or make any claim adverse to the Company’s or its Affiliates’ ownership of or the validity of Company Proprietary and Intellectual Property, any future application for registration or registration thereof, or any rights of the Company or its Affiliates therein, or which, directly or indirectly, may impair any part of the Company’s or its Affiliates’ right, title, and interest therein.  Executive shall not use or otherwise exploit any of Company Proprietary and Intellectual Property in any manner not authorized by the Company.

8.           Remedies for Breach of Restrictive Covenant. Executive has reviewed the provisions of this Agreement with legal counsel, or has been given adequate opportunity to seek such counsel, and Executive acknowledges that the covenants contained in this Exhibit B are reasonable with respect to their duration, geographical area, and scope.

Executive acknowledges that (A) the restrictions contained in this Exhibit B are reasonable and necessary for the protection of the legitimate business interests of the Company, (B) such restrictions create no undue hardships, (C) any violation of these restrictions would seriously, adversely, and irreparably injure the Company and such interests, and (D) such restrictions were a material inducement to the Company to employ Executive and to enter into this Agreement and to provide the compensation, benefits and opportunities hereunder.

Executive must, and the Company may, communicate the existence and terms of this Agreement to any third party with whom Executive may seek or obtain future employment or other similar arrangement.

In the event of any violation or threatened violation of the restrictions contained in this Exhibit B, the Company, in addition to and not in limitation of, any other rights, remedies, or damages available to the Company under this Agreement or otherwise at law or in equity, shall not be required to provide any amounts or benefits under this Agreement and shall be entitled to preliminary and permanent injunctive relief to prevent or restrain any such violation by Executive and all persons directly or indirectly acting for or with Executive, as the case may be, without any requirement that the Company post bond.

If Executive violates the Restrictive Covenant and the Company brings legal action for injunctive or other relief, the Company shall not, as a result of the time involved in obtaining such relief, be deprived of the benefit of the full period of the Restrictive Covenant; accordingly, the Restrictive Covenant shall be deemed to have the duration specified herein computed from the date the relief is granted but reduced by the time between the period when the Restricted Period began to run and the date of the first violation of the Restrictive Covenant by Executive.

           This Exhibit B shall be governed by and construed under the laws of the Commonwealth of Pennsylvania, without regard to principles of conflict of laws (whether in the Commonwealth of Pennsylvania or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the Commonwealth of Pennsylvania.

I accept Exhibit B as set forth above.

Signature:	/s/ Brian Piper	Date:	February 1, 2016
Brian Piper